NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange (the 'NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the Class A Ordinary Shares (the "Ordinary Shares") of Cazoo Group Ltd (the "Company") from listing and registration on the Exchange at the opening of business on June 03, 2024, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Ordinary Shares is no longer suitable for continued listing and trading on the Exchange. The Exchange reached its decision that the Company is no longer suitable for listing pursuant to NYSE Listed Company Manual Section 802.01D after the Company's May 21, 2024 Form 6-K and press release disclosures that certain of the Company's material subsidiaries have voluntarily filed for administration in the United Kingdom and the Company's board of directors have determined that it is in the best interests of the Company and its stakeholders to commence a winding up of the Company. In reaching its delisting determination, NYSE Regulation notes the Company's board of directors does not presently expect that there will be any remaining proceeds for the Company's shareholders as a result of the winding up process. On May 21, 2024, the Exchange determined that the Ordinary Shares of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Ordinary Shares from listing and registration on the NYSE. The Company was notified on May 21, 2024. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange the determination to delist the Ordinary Shares, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company notified the Exchange on May 22, 2024, that it does not intend to appeal. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.